                                                                   EXHIBIT 12.2

                       SECURITY CAPITAL INDUSTRIAL TRUST

              COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                     CHARGES AND PREFERRED SHARE DIVIDENDS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                            NINE MONTHS
                               ENDED
                           SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                          ---------------- -------------------------------------
                           1997     1996     1996    1995    1994    1993  1992
                          -------  ------- -------- ------- ------- ------ -----
Net Earnings (Loss) from
 Operations.............  $ 4,381  $54,646 $ 79,384 $47,660 $25,066 $4,412 $(187)
Add:
 Interest Expense.......   39,188   28,723   38,819  32,005   7,568    321   504
                          -------  ------- -------- ------- ------- ------ -----
Earnings as Adjusted....  $43,569  $83,369 $118,203 $79,665 $32,634 $4,733 $ 317
                          =======  ======= ======== ======= ======= ====== =====
Combined Fixed Charges
 and Preferred Share
 Dividends:
   Interest Expense.....  $39,188  $28,723 $ 38,819 $32,005 $ 7,568 $  321 $ 504
   Capitalized Interest.   12,863   11,512   16,138   8,599   2,208     98   124
                          -------  ------- -------- ------- ------- ------ -----
     Total Fixed
      Charges...........   52,051   40,235   54,957  40,604   9,776    419   628
 Preferred Share
  Dividends (a).........   26,488   18,062   25,895   6,698     --     --    --
                          -------  ------- -------- ------- ------- ------ -----
Combined Fixed Charges
 and Preferred Share
 Dividends..............  $78,539  $58,297 $ 80,852 $47,302 $ 9,776 $  419 $ 628
                          =======  ======= ======== ======= ======= ====== =====
Ratio of Earnings (Loss)
 to Combined Fixed
 Charges and Preferred
 Share Dividends........       (b)     1.4      1.5     1.7     3.3   11.3    (c)
                          =======  ======= ======== ======= ======= ====== =====
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(a) SCI had no preferred shares prior to 1995.
(b) Due to a one-time expense of $75.4 million incurred upon acquiring the management companies from a related party, earnings were insufficient to cover combined fixed charges and preferred share dividends for the nine months ended September 30, 1997 by $35.0 million.
(c) While SCI was researching markets and assembling its initial assets, earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1992 by $311,000.